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www.cfindustries.com

CF Industries Holdings, Inc. Reports First Nine Months 2022 Net Earnings of $2.49 Billion, Adjusted EBITDA of $4.58 Billion
Strong Operational Performance and Wide Energy Spreads Drive Record Results
Company to Collaborate with ExxonMobil on Landmark Carbon Capture Project
Board Authorizes New $3 Billion Share Repurchase Program

DEERFIELD, IL—November 2, 2022—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first nine months and third quarter ended September 30, 2022.

Highlights
•First nine months net earnings of $2.49 billion(1), or $12.04 per diluted share, EBITDA(2) of $4.30 billion, and adjusted EBITDA(2) of $4.58 billion
•Third quarter net earnings of $438 million(1), or $2.18 per diluted share, EBITDA(2) of $826 million, and adjusted EBITDA(2) of $983 million
•Trailing twelve months net cash from operating activities of $4.75 billion, free cash flow(3) of $3.68 billion
•Repurchased approximately 6.1 million shares for $532 million during the third quarter of 2022; new $3 billion share repurchase program authorized through 2025
•Company entered into the largest-of-its-kind commercial agreement with ExxonMobil to capture and permanently store up to 2 million tons of CO2 emissions annually from its Donaldsonville Complex in Louisiana
•Initiated front-end engineering and design study for proposed joint venture with Mitsui & Co. to construct a greenfield blue ammonia facility in Ascension Parish, Louisiana

“The CF Industries team continues to deliver outstanding results as we work safely, run our plants extremely well and leverage our distribution and logistics capabilities to serve customers in North America and around the world,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “The conditions that have supported nitrogen prices for the last year - reduced global supply availability from lower operating rates due to high energy costs for marginal production in Europe and Asia - show no signs of abating. As a result, we expect the global nitrogen supply-demand balance to remain tight with attractive margin opportunities for low-cost producers further into the future.”

Nitrogen Market Outlook

Management expects the global nitrogen supply-demand balance will remain tight into 2025 due to agriculture-led demand and forward energy curves that point to persistently high energy prices in Europe and Asia.

The need to replenish global grains stocks, which has supported high prices for corn, wheat and canola, continues to drive global nitrogen demand. Below-trend yields are expected in key growing regions, including the U.S., due to unfavorable weather during 2022, preventing any meaningful increase to global grains stocks this year. Management believes that it will take at least two more seasons at trend yield to fully replenish global grains stocks, supporting strong grains plantings and incentivizing nitrogen fertilizer application over this time period.
•North America: High crop futures prices, along with healthy farm economics, are projected to support high corn and wheat planted acreage in 2023.
•India: Management expects that India will tender for urea throughout the remainder of the year and into 2023 to fully meet increased demand as farmers maximize grain production.
•Europe: Ammonia and upgraded fertilizer production curtailments in Europe have led to significantly higher nitrogen imports to the region in the second half of 2022. Imports of urea into Europe are well-above their typical pace in part to replace lower nitrate supply.

Global nitrogen supply availability remains constrained as high energy prices in Europe and Asia have led to substantial curtailments of ammonia production in these regions. During the third quarter of 2022, an estimated 60% of ammonia capacity in Europe did not operate. For facilities able to do so, production economics continue to favor importing ammonia to manufacture upgraded products.
•China: Urea exports from China remain lower than prior years due to measures the Chinese government has implemented to promote availability and affordability of fertilizers domestically. Management continues to expect that full year urea exports from China will be in the range of 1.5-2 million metric tons, well below the three-year average.
•Russia: Exports of ammonia from Russia are significantly lower in 2022 compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and related logistics bottlenecks. In contrast, exports of other nitrogen products from the country are at near-normal levels.

Forward energy curves suggest that production economics in Europe and Asia are likely to remain challenged for at least the next two years. Additionally, the forward curves point to an extended period of wide energy differentials between Europe and Asia and low-cost regions. As a result, the Company believes the global nitrogen cost curve will be steeper for longer, supporting increased margin opportunities for low-cost North American producers.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of September 30, 2022, the 12-month rolling average recordable incident rate was 0.29 incidents per 200,000 work hours, significantly better than industry benchmarks.

Gross ammonia production for the first nine months and third quarter of 2022 was approximately 7.4 million tons and 2.3 million tons, respectively. The Company expects that gross ammonia production for 2022 will be in the range of 9.5 to 10.0 million tons.

Financial Results Overview

First Nine Months 2022 Financial Results

For the first nine months of 2022, net earnings attributable to common stockholders were $2.49 billion, or $12.04 per diluted share, and EBITDA was $4.30 billion, which include the impact of pre-tax impairment and restructuring charges of $257 million related to the Company’s UK operations; adjusted EBITDA was $4.58 billion. These results compare to the first nine months of 2021 net earnings attributable to common stockholders of $212 million, or $0.98 per diluted share and EBITDA of $984 million, which included the impact of pre-tax impairment charges of $495 million related to the Company’s UK operations; and adjusted EBITDA of $1.49 billion.

Net sales in the first nine months of 2022 were $8.58 billion compared to $4.00 billion in the first nine months of 2021. Average selling prices for the first nine months of 2022 were higher than the first nine months of 2021 across all segments due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes in the first nine months of 2022 were higher than the first nine months of 2021 due to greater supply availability from higher production in 2022 compared to 2021.

Cost of sales for the first nine months of 2022 was higher compared to the first nine months of 2021 due primarily to higher natural gas costs.

In the first nine months of 2022, the average cost of natural gas reflected in the Company’s cost of sales was $7.28 per MMBtu compared to the average cost of natural gas in cost of sales of $3.51 per MMBtu in the first nine months of 2021.

Third Quarter 2022 Financial Results Overview

For the third quarter of 2022, net earnings attributable to common stockholders were $438 million, or $2.18 per diluted share, and EBITDA was $826 million, which include the impact of pre-tax impairment and restructuring charges of $95 million related to the Company’s UK operations; and adjusted EBITDA was $983 million. These results compare to 2021 net loss attributable to common stockholders of $185 million, or a net loss of $0.86 per diluted share and EBITDA loss of $10 million, which included the impact of pre-tax impairment charges of $495 million related to the Company’s UK operations; and adjusted EBITDA of $488 million.

Net sales in the third quarter of 2022 were $2.32 billion compared to $1.36 billion in 2021. Average selling prices for 2022 were higher than 2021 across all segments due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes in the third quarter of 2022 were higher than 2021 due to greater supply availability from higher production as well as higher starting inventories in the third quarter of 2022 compared to 2021.

Cost of sales for the third quarter of 2022 was higher compared to 2021 primarily due to higher natural gas costs.

In the third quarter of 2022, the average cost of natural gas reflected in the Company’s cost of sales was $8.35 per MMBtu compared to the average cost of natural gas in cost of sales of $4.21 per MMBtu in 2021.

Capital Management

Capital Expenditures

Capital expenditures in the third quarter and first nine months of 2022 were $190 million and $319 million, respectively, which incorporates expenditures related to the Company’s clean energy initiatives, including the purchase of property on the west bank of Ascension Parish, Louisiana, to facilitate potential growth of blue ammonia production capacity. Management projects capital expenditures for full year 2022 will be in a range of $500 million.

Share Repurchase Programs

The Company repurchased approximately 12.7 million shares for $1.12 billion during the first nine months of 2022. As of September 30, 2022, the Company had completed approximately 75% of the $1.5 billion share repurchase authorization that went into effect January 1, 2022, and is effective through the end of 2024.

On November 2, 2022, the Board of Directors of CF Industries Holdings, Inc., authorized a new $3 billion share repurchase program. The program will commence upon completion of the current share repurchase program and runs through the end of 2025.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2022 is $106 million.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue ammonia (ammonia produced with the corresponding CO2 byproduct removed through carbon capture and sequestration) and green ammonia (ammonia produced from carbon-free sources).

Joint Venture with Mitsui & Co., Ltd.

CF Industries and Mitsui & Co., Ltd. have initiated a front-end engineering and design (FEED) study for their proposed joint venture to construct an export-oriented greenfield blue ammonia facility in Ascension Parish, Louisiana. The companies had previously signed a joint development agreement that provides the framework for the FEED study.

CF Industries and Mitsui have signed an agreement with thyssenkrupp UHDE to conduct the FEED study. Additionally, CF Industries acquired land during the third quarter of 2022 on the west bank of Ascension Parish, Louisiana, on which the proposed facility would be constructed should the companies agree to move forward. CF Industries and

Mitsui expect to make a final investment decision on the proposed facility in the second half of 2023. Construction and commissioning of a new world-scale capacity ammonia plant typically takes approximately 4 years from that point.

Carbon Capture and Sequestration Agreement to Enable Blue Ammonia Production at Donaldsonville Complex

CF Industries has entered into the largest-of-its-kind commercial agreement with ExxonMobil to capture and permanently store up to 2 million tons of CO2 emissions annually from its Donaldsonville Complex in Louisiana. As previously announced, CF Industries is investing $200 million to build a CO2 dehydration and compression unit at the facility to enable captured CO2 to be transported and stored. Under the agreement, ExxonMobil will then transport and permanently store the captured CO2 in secure geologic storage it owns in Vermilion Parish, Louisiana. As part of the project, ExxonMobil has signed an agreement with EnLink Midstream to use EnLink’s transportation network to deliver CO2 to permanent geologic storage. Start-up for the project is scheduled for early 2025.

Donaldsonville Green Ammonia Project

The Donaldsonville green ammonia project, which involves installing an electrolysis system at Donaldsonville to generate carbon-free hydrogen from water that will then be supplied to an existing ammonia plant to produce green ammonia, continues to progress. Major equipment is being fabricated and site work has begun for installation of the new electrolyzer unit and integration into Donaldsonville’s existing operations. Once complete, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year.
___________________________________________________
(1)Certain items recognized during the first nine months and third quarter of 2022 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$2,321	$1,362	$8,578	$3,998
Cost of sales	1,405	922	3,973	2,766
Gross margin	$916	$440	$4,605	$1,232
Gross margin percentage	39.5%	32.3%	53.7%	30.8%

Net earnings (loss) attributable to common stockholders	$438	$(185)	$2,486	$212
Net earnings (loss) per diluted share	$2.18	$(0.86)	$12.04	$0.98

EBITDA(1)	$826	$(10)	$4,296	$984
Adjusted EBITDA(1)	$983	$488	$4,584	$1,485

Tons of product sold (000s)	4,408	3,784	13,867	13,522

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$8.35	$4.21	$7.28	$3.51
Average daily market price of natural gas Henry Hub (Louisiana)	$7.96	$4.27	$6.66	$3.52
Average daily market price of natural gas National Balancing Point (United Kingdom)	$32.54	$15.98	$26.26	$10.63

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$11	$(12)	$(39)	$(18)
Depreciation and amortization	$221	$203	$652	$650
Capital expenditures	$190	$201	$319	$382

Production volume by product tons (000s):
Ammonia(3)	2,283	2,186	7,366	6,897
Granular urea	1,187	987	3,418	3,139
UAN (32%)	1,381	1,311	4,879	4,628
AN	358	332	1,162	1,256
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the nine months ended September 30, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$531	$344	$2,286	$1,009
Cost of sales	353	262	1,075	675
Gross margin	$178	$82	$1,211	$334
Gross margin percentage	33.5%	23.8%	53.0%	33.1%

Sales volume by product tons (000s)	643	690	2,405	2,409
Sales volume by nutrient tons (000s)(1)	528	566	1,973	1,976

Average selling price per product ton	$826	$499	$951	$419
Average selling price per nutrient ton(1)	1,006	608	1,159	511

Adjusted gross margin(2):
Gross margin	$178	$82	$1,211	$334
Depreciation and amortization	35	41	119	138
Unrealized net mark-to-market loss (gain) on natural gas derivatives	4	(4)	(6)	(6)
Adjusted gross margin	$217	$119	$1,324	$466
Adjusted gross margin as a percent of net sales	40.9%	34.6%	57.9%	46.2%

Gross margin per product ton	$277	$119	$504	$139
Gross margin per nutrient ton(1)	337	145	614	169
Adjusted gross margin per product ton	337	172	551	193
Adjusted gross margin per nutrient ton(1)	411	210	671	236
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first nine months periods:

•Ammonia sales volume for the first nine months of 2022 was similar to the first nine months of 2021.
•Ammonia average selling prices increased for the first nine months of 2022 compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Ammonia adjusted gross margin per ton increased for the first nine months of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$689	$386	$2,287	$1,218
Cost of sales	394	200	1,024	705
Gross margin	$295	$186	$1,263	$513
Gross margin percentage	42.8%	48.2%	55.2%	42.1%

Sales volume by product tons (000s)	1,262	860	3,539	3,272
Sales volume by nutrient tons (000s)(1)	580	396	1,628	1,505

Average selling price per product ton	$546	$449	$646	$372
Average selling price per nutrient ton(1)	1,188	975	1,405	809

Adjusted gross margin(2):
Gross margin	$295	$186	$1,263	$513
Depreciation and amortization	79	58	213	179
Unrealized net mark-to-market loss (gain) on natural gas derivatives	4	(3)	(4)	(5)
Adjusted gross margin	$378	$241	$1,472	$687
Adjusted gross margin as a percent of net sales	54.9%	62.4%	64.4%	56.4%

Gross margin per product ton	$234	$216	$357	$157
Gross margin per nutrient ton(1)	509	470	776	341
Adjusted gross margin per product ton	300	280	416	210
Adjusted gross margin per nutrient ton(1)	652	609	904	456
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first nine months periods:

•Granular urea sales volume increased for the first nine months of 2022 compared to 2021 due to greater supply availability from higher production.
•Urea average selling prices increased for the first nine months of 2022 compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Granular urea adjusted gross margin per ton increased for the first nine months of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$736	$390	$2,727	$1,056
Cost of sales	414	233	1,102	759
Gross margin	$322	$157	$1,625	$297
Gross margin percentage	43.8%	40.3%	59.6%	28.1%

Sales volume by product tons (000s)	1,644	1,283	5,098	4,746
Sales volume by nutrient tons (000s)(1)	519	405	1,610	1,493

Average selling price per product ton	$448	$304	$535	$223
Average selling price per nutrient ton(1)	1,418	963	1,694	707

Adjusted gross margin(2):
Gross margin	$322	$157	$1,625	$297
Depreciation and amortization	73	56	208	188
Unrealized net mark-to-market loss (gain) on natural gas derivatives	4	(3)	(4)	(5)
Adjusted gross margin	$399	$210	$1,829	$480
Adjusted gross margin as a percent of net sales	54.2%	53.8%	67.1%	45.5%

Gross margin per product ton	$196	$122	$319	$63
Gross margin per nutrient ton(1)	620	388	1,009	199
Adjusted gross margin per product ton	243	164	359	101
Adjusted gross margin per nutrient ton(1)	769	519	1,136	322
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first nine months periods:

•UAN sales volume increased for the first nine months of 2022 compared to 2021 due to greater supply availability from higher production.
•UAN average selling prices increased for the first nine months of 2022 compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•UAN adjusted gross margin per ton increased for the first nine months of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$180	$118	$656	$359
Cost of sales	136	122	458	337
Gross margin	$44	$(4)	$198	$22
Gross margin percentage	24.4%	(3.4)%	30.2%	6.1%

Sales volume by product tons (000s)	363	407	1,227	1,346
Sales volume by nutrient tons (000s)(1)	124	137	419	455

Average selling price per product ton	$496	$290	$535	$267
Average selling price per nutrient ton(1)	1,452	861	1,566	789

Adjusted gross margin(2):
Gross margin	$44	$(4)	$198	$22
Depreciation and amortization	14	20	48	61
Unrealized net mark-to-market gain on natural gas derivatives	(1)	(1)	(18)	(1)
Adjusted gross margin	$57	$15	$228	$82
Adjusted gross margin as a percent of net sales	31.7%	12.7%	34.8%	22.8%

Gross margin per product ton	$121	$(10)	$161	$16
Gross margin per nutrient ton(1)	355	(29)	473	48
Adjusted gross margin per product ton	157	37	186	61
Adjusted gross margin per nutrient ton(1)	460	109	544	180
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first nine months periods:

•AN sales volume for the first nine months of 2022 decreased compared to 2021 due to lower supply availability as the Company’s Ince Complex did not operate in 2022.
•AN average selling prices for the first nine months of 2022 increased compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•AN adjusted gross margin per ton increased for the first nine months of 2022 compared to 2021 due primarily to higher average selling prices, partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor and nitric acid. The Company previously produced compound fertilizers (NPKs) only at its Ince manufacturing facility and closure of this facility has resulted in the discontinuation of this product line.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$185	$124	$622	$356
Cost of sales	108	105	314	290
Gross margin	$77	$19	$308	$66
Gross margin percentage	41.6%	15.3%	49.5%	18.5%

Sales volume by product tons (000s)	496	544	1,598	1,749
Sales volume by nutrient tons (000s)(1)	99	106	313	347

Average selling price per product ton	$373	$228	$389	$204
Average selling price per nutrient ton(1)	1,869	1,170	1,987	1,026

Adjusted gross margin(2):
Gross margin	$77	$19	$308	$66
Depreciation and amortization	17	22	53	67
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	(7)	(1)
Adjusted gross margin	$94	$40	$354	$132
Adjusted gross margin as a percent of net sales	50.8%	32.3%	56.9%	37.1%

Gross margin per product ton	$155	$35	$193	$38
Gross margin per nutrient ton(1)	778	179	984	190
Adjusted gross margin per product ton	190	74	222	75
Adjusted gross margin per nutrient ton(1)	949	377	1,131	380
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first nine months periods:

•Other segment sales volume for the first nine months of 2022 decreased compared to 2021 due to lower supply availability as the Company’s Ince Complex did not operate in 2022.
•Other average selling prices for the first nine months of 2022 increased compared to 2021, reflecting higher global nitrogen values.
•Other segment adjusted gross margin per ton increased for the first nine months of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

Dividend Payment

On October 12, 2022, CF Industries’ Board of Directors declared a quarterly dividend of $0.40 per common share. The dividend will be paid on November 30, 2022 to stockholders of record as of November 15, 2022.

Conference Call

CF Industries will hold a conference call to discuss its nine month and third quarter 2022 results at 11:00 a.m. ET on Thursday, November 3, 2022. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for agricultural products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of severe adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cyber security; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Treasury and Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net sales	$2,321	$1,362	$8,578	$3,998
Cost of sales	1,405	922	3,973	2,766
Gross margin	916	440	4,605	1,232
Selling, general and administrative expenses	66	52	203	167
U.K. goodwill impairment	—	259	—	259
U.K. long-lived and intangible asset impairment	87	236	239	236
U.K. operations restructuring	8	—	18	—
Other operating—net	25	5	33	7
Total other operating costs and expenses	186	552	493	669
Equity in earnings of operating affiliate	20	15	74	37
Operating earnings (loss)	750	(97)	4,186	600
Interest expense	46	46	369	140
Interest income	(12)	—	(56)	—
Loss on debt extinguishment	—	13	8	19
Other non-operating—net	23	(19)	24	(17)
Earnings (loss) before income taxes	693	(137)	3,841	458
Income tax provision (benefit)	155	(46)	913	57
Net earnings (loss)	538	(91)	2,928	401
Less: Net earnings attributable to noncontrolling interest	100	94	442	189
Net earnings (loss) attributable to common stockholders	$438	$(185)	$2,486	$212

Net earnings (loss) per share attributable to common stockholders:
Basic	$2.19	$(0.86)	$12.09	$0.99
Diluted	$2.18	$(0.86)	$12.04	$0.98
Weighted-average common shares outstanding:
Basic	200.2	214.9	205.6	215.3
Diluted	200.9	214.9	206.5	216.4

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2022	December 31, 2021
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,192	$1,628
Accounts receivable—net	721	497
Inventories	500	408
Prepaid income taxes	179	4
Other current assets	88	56
Total current assets	3,680	2,593
Property, plant and equipment—net	6,500	7,081
Investment in affiliate	86	82
Goodwill	2,088	2,091
Operating lease right-of-use assets	274	243
Other assets	652	285
Total assets	$13,280	$12,375

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$711	$565
Income taxes payable	25	24
Customer advances	511	700
Current operating lease liabilities	96	89
Other current liabilities	38	54
Total current liabilities	1,381	1,432
Long-term debt, net of current maturities	2,965	3,465
Deferred income taxes	1,010	1,029
Operating lease liabilities	185	162
Other liabilities	642	251
Equity:
Stockholders’ equity	4,444	3,206
Noncontrolling interest	2,653	2,830
Total equity	7,097	6,036
Total liabilities and equity	$13,280	$12,375

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in millions)
Operating Activities:
Net earnings (loss)	$538	$(91)	$2,928	$401
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221	203	652	650
Deferred income taxes	(7)	6	(7)	(25)
Stock-based compensation expense	10	7	32	23
Loss on debt extinguishment	—	13	8	19
Unrealized net loss (gain) on natural gas derivatives	11	(12)	(39)	(18)
Unrealized loss on embedded derivative	—	—	—	2
U.K. goodwill impairment	—	259	—	259
U.K. long-lived and intangible asset impairment	87	236	239	236
Pension settlement loss	24	—	24	—
Gain on sale of emission credits	(3)	(20)	(6)	(20)
Loss on disposal of property, plant and equipment	1	1	1	3
Undistributed earnings of affiliate—net of taxes	(7)	(11)	(10)	(15)
Changes in:
Accounts receivable—net	(6)	22	(245)	(115)
Inventories	(32)	(111)	(131)	(120)
Accrued and prepaid income taxes	(180)	(132)	(168)	(132)
Accounts payable and accrued expenses	(112)	(16)	111	69
Customer advances	440	366	(188)	245
Other—net	5	(33)	69	(69)
Net cash provided by operating activities	990	687	3,270	1,393
Investing Activities:
Additions to property, plant and equipment	(190)	(201)	(319)	(382)
Proceeds from sale of property, plant and equipment	—	—	1	—
Distributions received from unconsolidated affiliate	—	—	4	—
Purchase of investments held in nonqualified employee benefit trust	—	(1)	(1)	(13)
Proceeds from sale of investments held in nonqualified employee benefit trust	—	1	1	13
Purchase of emission credits	—	(10)	(9)	(10)
Proceeds from sale of emission credits	3	10	15	10
Other—net	—	—	—	(1)
Net cash used in investing activities	(187)	(201)	(308)	(383)

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (continued)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in millions)
Financing Activities:
Payments of long-term borrowings	—	(263)	(507)	(518)
Financing fees	—	—	(4)	—
Dividends paid on common stock	(80)	(65)	(227)	(195)
Distributions to noncontrolling interest	(372)	(130)	(619)	(194)
Purchases of treasury stock	(519)	(50)	(1,096)	(50)
Proceeds from issuances of common stock under employee stock plans	5	6	106	32
Cash paid for shares withheld for taxes	—	(1)	(23)	(11)
Net cash used in financing activities	(966)	(503)	(2,370)	(936)
Effect of exchange rate changes on cash and cash equivalents	(15)	(3)	(28)	—
(Decrease) increase in cash and cash equivalents	(178)	(20)	564	74
Cash and cash equivalents at beginning of period	2,370	777	1,628	683
Cash and cash equivalents at end of period	$2,192	$757	$2,192	$757

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2022	2021
	(in millions)
Net cash provided by operating activities	$4,750	$1,683
Capital expenditures	(451)	(485)
Distributions to noncontrolling interest	(619)	(194)
Free cash flow	$3,680	$1,004

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in millions)
Net earnings (loss)	$538	$(91)	$2,928	$401
Less: Net earnings attributable to noncontrolling interest	(100)	(94)	(442)	(189)
Net earnings (loss) attributable to common stockholders	438	(185)	2,486	212
Interest expense—net	34	46	313	140
Income tax provision (benefit)	155	(46)	913	57
Depreciation and amortization	221	203	652	650
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(27)	(65)	(72)
Loan fee amortization(1)	(1)	(1)	(3)	(3)
EBITDA	826	(10)	4,296	984
Unrealized net mark-to-market loss (gain) on natural gas derivatives	11	(12)	(39)	(18)
Loss on foreign currency transactions, including intercompany loans	27	2	38	5
U.K. goodwill impairment	—	259	—	259
U.K. long-lived and intangible asset impairment	87	236	239	236
U.K. operations restructuring	8	—	18	—
Pension settlement loss	24	—	24	—
Loss on debt extinguishment	—	13	8	19
Total adjustments	157	498	288	501
Adjusted EBITDA	$983	$488	$4,584	$1,485

Net sales	$2,321	$1,362	$8,578	$3,998
Tons of product sold (000s)	4,408	3,784	13,867	13,522

Net earnings (loss) attributable to common stockholders per ton	$99.36	$(48.89)	$179.27	$15.68
EBITDA per ton	$187.39	$(2.64)	$309.80	$72.77
Adjusted EBITDA per ton	$223.00	$128.96	$330.57	$109.82

_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three and nine months ended September 30, 2022 and 2021, certain items impacted our financial results. The following table outlines these items that impacted the comparability of our financial results during these periods. During the three months ended September 30, 2022 and 2021, we reported net earnings (loss) attributable to common stockholders of $438 million and $(185) million, respectively. During the nine months ended September 30, 2022 and 2021, we reported net earnings attributable to common stockholders of $2.49 billion and $212 million, respectively.

	Three months ended September 30,				Nine months ended September 30,
	2022		2021		2022		2021
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$11	$7	$(12)	$(9)	$(39)	$(31)	$(18)	$(14)
Loss on foreign currency transactions, including intercompany loans(2)	27	21	2	1	38	29	5	4
U.K. operations:
U.K. goodwill impairment(3)	—	—	259	219	—	—	259	219
U.K. long-lived and intangible asset impairment(3)	87	66	236	184	239	181	236	184
U.K. operations restructuring	8	6	—	—	18	13	—	—
Pension settlement loss(4)	24	18	—	—	24	18	—	—
Canada Revenue Agency Competent Authority Matter and Transfer pricing reserves:
Interest expense	6	6	—	—	234	232	—	—
Interest income	(3)	(2)	—	—	(41)	(31)	—	—
Income tax provision(5)	—	2	—	—	—	54	—	—
Loss on debt extinguishment	—	—	13	10	8	6	19	15
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)The after-tax impact of goodwill impairment and long-lived and intangible asset impairment charges reflects the amount of income tax benefit recognized in accordance with guidance on accounting for income taxes in interim reporting periods.
(4)Included in other non-operating—net in our consolidated statements of operations.
(5)For the three months ended September 30, 2022, amount represents the combined impact of these tax matters of $3 million of income tax provision less $1 million of income tax provision on the related interest. For the nine months ended September 30, 2022, amount represents the combined impact of these tax matters of $62 million less a net $8 million of income tax provision on the related interest.